Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

Financial Summary

(Dollars and shares in millions, except per share amounts)	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,
	2008	2008	2007	2006	2005	2004
Operating Results: Net Sales	$1,775	$335	$1,643	$1,064	$1,003	$941
Gross Profit	367	94	383	271	219	168
As percent of net sales	21%	28%	23%	25%	22%	18%
Operating Income (Loss)(1)	115	49	141	69	19	(21)
As percent of net sales	6%	15%	9%	6%	2%	(2)%
Income (Loss) from Continuing Operations Before Income Tax Expense	(2)	1,464	(252)	(58)	(5)	(244)
Income (Loss) from Continuing Operations (2)	(15)	1,250	(269)	(76)	(14)	(237)
Income (Loss) from Discontinued Operations, net of tax	(648)	204	64	80	26	(82)
Cumulative Effect of Change in Accounting Principle, net of tax	--	--	--	--	(3)	--
Net Income attributable to noncontrolling interest	5	--	3	2	1	1
Net Income (Loss) attributable to Solutia Inc.	(668)	1,454	(208)	2	8	(320)

Per Share Data:
Basic and Diluted Earnings (Loss) per Share from Continuing Operations attributable to Solutia Inc. (2)	$(0.27)	$11.96	$(2.60)	$(0.75)	$(0.14)	$(2.28)
Weighted Average Shares Outstanding -Basic and Diluted	74.7	104.5	104.5	104.5	104.5	104.5
Dividends per Share	--	--	--	--	--	--

Financial Position – Continuing Operations:
Total Assets	$3,244	$3,663	$1,832	$1,298	$1,217	$1,247
Liabilities not Subject to Compromise	2,903	3,315	2,013	1,350	926	1,019
Liabilities Subject to Compromise	--	--	1,922	1,849	2,176	2,187
Long-Term Debt (3)	1,359	1,796	359	210	247	285
Shareholders’ Equity (Deficit)	529	1,043	(1,589)	(1,399)	(1,429)	(1,419)

Other Data from Continuing Operations:
Working Capital (4)	$329	$492	$(510)	$(393)	$(31)	$(63)
Interest Expense (5)	141	21	134	100	79	108
Income Tax Expense (Benefit) (6)	13	214	17	18	9	(7)
Depreciation and Amortization	89	11	59	46	40	42
Capital Expenditures	84	15	99	55	49	34
Employees (Year-End)	3,700	3,700	3,700	2,900	3,400	3,300

(1) Operating income (loss) includes net restructuring (gains)/charges and other items of $102 million in the ten months ended December 31, 2008 and ($2) million in the two months ended February 29, 2008, $41 million in 2007, ($7) million in 2006, $14 million in 2005, and $32 million in 2004.

(2) Income (loss) from continuing operations includes net restructuring charges and other (gains)/charges of $79 million, or $1.06 per share in the ten months ended December 31, 2008, ($2) million, or ($0.02) per share in the two months ended February 29, 2008, $28 million, or $0.27 per share in 2007, $4 million, or $0.04 per share in 2006, ($37) million, or ($0.35) per share in 2005, and $115 million, or $1.10 per share in 2004.

(3) Long-term debt excludes $659 million as of December 31, 2007 and $668 million as of December 31, 2006, 2005 and 2004 of debt classified as subject to compromise in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as a result of our Chapter 11 bankruptcy filing in 2003.

(4) Working capital is defined as total current assets less total current liabilities.

(5) Interest expense includes the recognition of interest on allowed secured claims as approved by the Bankruptcy Court of $8 million in 2007 and the write-off of debt issuance costs of $1 million in the ten months ended December 31, 2008, $6 million in 2006 and $25 million in 2004 due to either the early repayment or early refinancing of the underlying debt facilities.  In addition, interest expense in all periods is affected by interest expense allocated to discontinued operations and in all Predecessor periods for unrecorded contractual interest expense on unsecured debt subject to compromise.

(6) Income tax expense (benefit) includes an increase (decrease) in valuation allowances of $8 million in the ten months ended December 31, 2008, $(259) million in the two months ended February 29, 2008, $82 million in 2007, $35 million in 2006, $18 million in 2005 and $88 million in 2004.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations under Item 7 for more information.